Amendment No. 2 to
Fund Participation Agreement

This Amendment to the Fund Participation Agreement (the "Amendment") is effective as of May 1, 2007, by and among Third Avenue Management LLC ("Adviser"), Third Avenue Variable Series Trust ("Fund"), M.J. Whitman, LLC ("Distributor"), Ameritas Life Insurance Corp. ("Ameritas"), and The Union Central Life Insurance Company ("Union Central").

WHEREAS, the Adviser, the Fund, the Distributor and Ameritas are the parties to a Fund Participation Agreement for offering Shares of the designated Portfolios through variable annuity contracts and variable life insurance policies issued by Ameritas, dated August 8, 2002 (the "Agreement");

WHEREAS, Union Central, an affiliate of Ameritas, also issues variable annuity contracts and variable life insurance policies and wishes to offer Shares of the designated Portfolios through the Union Central variable annuity contracts and variable life insurance policies; and

WHEREAS, the Adviser, the Fund, the Distributor and Ameritas now desire to add Union Central as a party to the Agreement, and Union Central desires to become a party to the Agreement;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.     The Adviser, the Fund, the Distributor and Ameritas hereby agree to amending the Agreement to include Union Central as a party.

2.     Union Central agrees to abide by all terms, conditions and obligations set forth in the Agreement.

3.     Schedule A is deleted and replaced with the Schedule A attached to this Amendment No. 2.

All other provisions of the Agreement shall remain the same.

The undersigned parties have caused this Amendment to the Fund Participation Agreement to be duly executed by the following authorized individuals for the purposes expressed herein.

Third Avenue Management LLC	AMERITAS LIFE INSURANCE CORP.

By:	By:
Print:	Print: Robert C. Barth
Title:	Title: Sr. Vice President
Date:	Date:

THIRD AVENUE VARIABLE SERIES TRUSTt	THE UNION CENTRAL LIFE INSURANCE COMPANY

By:	By:
Print:	Print: Angelo de Jesus
Title:	Title: Second Vice President
Date:	Date:
M.J. WHITMAN, LLC

By:
Print:
Title:
Date:

PARTICIPATION AGREEMENT

SCHEDULE A

Separate accounts and associated contracts

The following Separate Accounts and Associated Contracts of Ameritas Life Insurance Corp. and The Union Central Life Insurance Company are permitted in accordance with the provisions of this Agreement to invest in Portfolios of the Fund shown in Schedule B.

Name of Separate Account and	Name of Contract Funded by
Date Established by Board of Directors	Separate Account and Form Number

Ameritas Life Insurance Corp.	Low Load Variable Universal
SeparateAccount LLVL, August 24, 1994	Life Insurance Policy Form 4055
Low Load Survivorship Variable Universal Life Insurance Policy form 6065

Ameritas Life Insurance Corp.	No Load Variable Annuity Form 4080
Separate Account LLVA, October 26, 1995	No Load Variable Annuity Form 6150

Carillon Account, February 6, 1984	VA I Policy Form UC 8134
VA II SA Policy Form UC 8137
VA III Policy Form UC 8138

Carillon Life, July 10, 1995	Excel Accumulator Policy Form UC 8707